November 24, 2000

The Mexico Fund, Inc.
1775 Eye Street
Washington, D.C. 20006-2401

Attention: Samuel Garcia Cuellar, Secretary

Dear Mr. Cuellar:

We hereby give notice that at the 2001 annual meeting of stockholders of The Mexico Fund, Inc. (the "Fund"), we intend to
(1) propose that the stockholders vote to recommend to the board of directors that the Fund be converted to an open-end fund, and
(2) nominate the three persons named below to serve as Class II directors of the Fund. Please advise us immediately if a different number of vacancies are to be filled at the meeting or if there are any deficiencies with respect to this notice.

The reason for proposing that the Fund open-end is that open-ending would eliminate the persistent discount to net asset value at which its shares have been trading. If the open-ending proposal is approved, our nominees are committed to implementing it. The open- ending proposal reads as follows: "The shareholders of the Fund recommend that it be converted to an open-end fund." Our nominees are as follows:


Name, Address, Age and Principal Business Occupation(s)

Phillip Goldstein (Age 55)
60 Heritage Drive
Pleasantville, NY  10570
(914) 747-5262

Since 1992, Mr. Goldstein has managed investments for a limited number of clients and has served as the portfolio manager and president of the general partner of Opportunity Partners, a private investment partnership. He was a director of Clemente Strategic Value Fund from 1998 to 2000 and was elected a director of The Mexico Equity and Income Fund, The Italy Fund and Dresdner RCM Global Strategic Fund in 2000.

Glenn Goodstein (Age 37)
16830 Adlon Road
Encino, CA  91436
(818) 7891640

Since 1992, Mr. Goodstein has managed investments for a limited number of clients. Between 1988 and 1996, Mr. Goodstein held several executive positions with Automatic Data Processing. He was elected a director of The Italy Fund and Dresdner RCM Global Strategic Fund in 2000.

Andrew Dakos (Age 34)
14 Mill Street
Lodi, NJ  07644
(973) 331-1135

Private investor.  Vice President -- Sales, UVitec Printing Ink,
Inc. since 1997, Sales Manager 1992-1997. He was elected a director of Dresdner RCM Global Strategic Fund in 2000.


The business address and residential address for each of our nominees is identical. Mr. Goldstein, Mr. Goodstein and Mr. Dakos beneficially own 15,600, 5,000 and 0 shares of the Fund's stock respectively. The required notarized letters for Mr. Dakos and me are enclosed. Mr. Goodstein is sending his notarized letter directly to you.

Opportunity Partners is the owner of record of one share of the Fund and beneficially owns a total of 6,000 shares. It has no interest in the proposed business except as a stockholder of the Fund.

Very truly yours,


Phillip Goldstein
Portfolio Manager